As filed with the Securities and Exchange Commission on June 30, 2016

Registration Nos. 333-148989, 333-163634, 333-179543, 333-207244

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-148989

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-163634

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-179543

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-207244

UNDER THE SECURITIES ACT OF 1933

NANOSPHERE, INC.

(Exact name of registrant as specified in its charter)

Delaware	36-4339870
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4088 Commercial Avenue Northbrook, Illinois	60062
(Address of Principal Executive Offices)	(Zip Code)

Nanosphere, Inc. 2000 Equity Incentive Plan

Nanosphere, Inc. 2007 Long Term Incentive Plan

Nanosphere, Inc. 2014 Long-Term Incentive Plan

(Full title of the plans)

Richard W. Rew, II

Vice President and Corporate Secretary

4088 Commercial Avenue

Northbrook, Illinois 60062

((Name and address of agent for service)

(847) 400-9000

(Telephone number, including area code, of agent for service)

Copies to:

Jonathan M. Minnen, Esq.

M. Timothy Elder, Esq.

Smith, Gambrell & Russell LLP

1230 Peachtree Street NE, Suite 3100

Atlanta, Georgia 30309-3592

404-815-3500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

EXPLANATORY NOTE

Deregistration of Securities

These Post-Effective Amendments relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of Nanosphere, Inc. (the “Company”):

File No. 333-148989, pertaining to the registration of 773,591 shares of common stock, $0.01 par value per share, of the Company (“Common Stock”) issuable under the Nanosphere, Inc. 2000 Equity Incentive Plan, and 4,106,009 shares of Common Stock issuable under the Nanosphere, Inc. 2007 Long-Term Incentive Plan.

File No. 333-163634, pertaining to the registration of 889,147 shares of Common Stock issuable under the Nanosphere, Inc. 2007 Long-Term Incentive Plan.

File No. 333-179543, pertaining to the registration of 2,700,000 shares of Common Stock issuable under the Nanosphere, Inc. 2007 Long-Term Incentive Plan.

File No. 333-207244, pertaining to the registration of 1,250,000 shares of Common Stock issuable under the Nanosphere, Inc. 2014 Long-Term Incentive Plan.

On May 15, 2016, the Company, Luminex Corporation, a Delaware corporation (“Luminex”), and Commodore Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Luminex (“Purchaser”), entered into an Agreement and Plan of Merger (the “Agreement”). The Agreement contemplated that Purchaser would be merged with and into the Company (the “Merger”) and that the Company would survive the Merger as a wholly owned subsidiary of Luminex. The Merger became effective on June 30, 2016 (the “Effective Date”) as a result of filing a Certificate of Merger with the Secretary of State of the State of Delaware.

As of the Effective Date, each share of common stock of the Company issued and outstanding immediately prior to the Merger (other than each share owned by the Company’s stockholders who are entitled to and who properly exercised appraisal rights under Section 262 of the Delaware General Corporation Law with respect to such share) was cancelled and converted into the right to receive $1.70 in cash, without interest thereon and less any required withholding taxes.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration by means of a post–effective amendment any securities registered under the Registration Statements which remain unsold at the termination of the offering, the Company hereby removes from registration any securities registered under the Registration Statements which remained unsold as of the Effective Date.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on June 30, 2016.

NANOSPHERE INC.

By:	/s/ Richard W. Rew, II
Name:	Richard W. Rew, II
Title:	Vice President and Corporate Secretary

Note: No other person is required to sign these Post-Effective Amendments to the Registration Statements on Form S-8 in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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